Exhibit 99.1

D&E COMMUNICATIONS, INC. FOR IMMEDIATE RELEASE August 9, 2006	CONTACT: W. Garth Sprecher Sr. Vice President and Corporate Secretary (717) 738-8304

D&E COMMUNICATIONS REPORTS SECOND QUARTER 2006 RESULTS

EPHRATA, PENNSYLVANIA (August 9, 2006) – D&E Communications, Inc. (“D&E”or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the second quarter and six months ended June 30, 2006.

For the second quarter of 2006, the Company reported total operating revenue of $43.5 million, as compared to $44.0 million in the second quarter of 2005. Net income for the second quarter was $0.9 million, or $0.06 per share, as compared to $1.4 million, or $0.10 per share, for the same period last year. The primary reason for the decrease in net income was a non-cash $2.4 million ($1.4 million, or $0.10 per share, after tax) customer relationships intangible asset impairment loss recognized in the Systems Integration segment, offset by a $1.9 million reduction in other operating expenses. Net income before the intangible asset impairment loss was $2.3 million, or $0.16 per share, for the quarter ended June 30, 2006.

For the six months ended June 30, 2006, the Company reported total operating revenue of $86.2 million, as compared to $86.9 million in the same period last year. Net income for the six months ended June 30, 2006 was $2.5 million, or $0.18 per share, as compared to $4.3 million, or $0.30 per share, for the same period last year. Included in the 2006 results was the customer relationships intangible asset impairment loss of $2.4 million ($1.4 million, or $0.10 per share, after tax.) Included in the 2005 results was a gain on investment of $2.0 million ($1.3 million, or $0.09 per share, after tax) from the sale of our ownership interest in PenTeleData. Net income before these items was $3.9 million, or $0.28 per share, for the six months ended June 30, 2006, compared to $3.0 million, or $0.21 per share, for the six months ended June 30, 2005.

Jim Morozzi, D&E’s President and CEO stated, “We continue to be pleased with the direction of the Company. Our emphasis for 2006 has been on broadband growth and on increasing the number of on-net CLEC customers. We have been successful in doing that. We have also taken steps to minimize the effects of the continuing competitive pressures facing the RLEC segment. Although there remains much work to be done in our Systems Integration business, we are seeing progress. We have reduced expenses and sharpened our focus on our Managed Services, such as network performance monitoring, and Professional Services lines of business. We will continue with these efforts as we strive to bring profitability to this business segment.”

Morozzi also noted, “I am happy to report that operating income, excluding the intangible asset impairment loss, for both the second quarter and the first six months of 2006 show marked improvement over 2005. Our employees are working diligently to Deliver Excellence to our customers and our shareholders.”

Summary Statistics

	June 30, 2006	June 30, 2005	Change	% Change
RLEC lines	132,010	136,929	(4,919)	(3.6)%
CLEC lines	41,599	39,381	2,218	5.6%
DSL/High-Speed Internet subscribers	24,581	14,797	9,784	66.1%
Dial-up Internet subscribers	6,560	10,082	(3,522)	(34.9)%
Video subscribers	6,300	5,504	796	14.5%
Web-hosting customers	931	929	2	0.2%

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

Second quarter 2006 revenues from the RLEC segment were $27.7 million, as compared to $27.5 million for second quarter 2005. The increase was due primarily to additional directory revenue from higher published value directories.

RLEC operating expenses for the second quarter 2006 were $19.9 million, compared to $19.6 million during the same period last year, with the increase caused primarily by additional directory expense of $0.4 million, a $0.2 million cost related to new software to provide enhanced customer service and communication facility maintenance support, offset by reductions of $0.3 million in depreciation expense and $0.2 million of corporate overhead expenses. Operating income for the quarter was $7.8 million, down from $7.9 million in the second quarter 2005.

Competitive Local Exchange Carrier (CLEC)

For the second quarter of 2006, CLEC segment revenues were $10.6 million, compared to $10.0 million for the same period of 2005. This increase was due to a larger number of access lines and increased long distance circuit revenue, offset by a reduction in long distance toll revenues due to rate reductions and fewer minutes of use.

CLEC operating expenses for the second quarter of 2006 were $10.8 million, up from $10.6 million for the same period last year. This increase was due primarily to an increase in cost of leased facilities to provide services to our additional customers and depreciation expense, offset by a decrease in network access expense as a result of savings achieved from an agreement to provide a least-cost routing service for completion of long distance toll calls. For the second quarter of 2006, the operating loss was $0.2 million, compared to an operating loss of $0.6 million in the second quarter 2005.

Internet Services Segment

Internet Services revenues for the second quarter of 2006 were $3.8 million, as compared to $3.2 million in the second quarter of 2005, due to increased DSL revenues.

Operating expenses for the second quarter of 2006 were $3.7 million, compared to $3.6 million for the same period of 2005, as a result of DSL subscriber growth, offset by a reduction in VoIP service costs. For the second quarter, Internet Services had an operating income of $0.1 million, compared to an operating loss of $0.4 million during the same period in 2005.

Systems Integration

Systems Integration revenues for the quarter were $3.8 million, as compared to $5.3 million for the same period last year. This decrease was due mainly to the expiration of a large government services contract as of June 30, 2005 and a reduction in telephone equipment sales.

Second quarter 2006 operating expenses were $7.2 million, compared to $6.9 million in the previous year. The increase was due to a customer relationships intangible asset impairment loss of $2.4 million, offset by lower labor and subcontractor costs, employee benefits and cost of goods sold. Systems Integration operating losses for the quarter ended June 30, 2006 were $3.4 million, including the $2.4 million impairment charge discussed above, compared to $1.6 million in the second quarter of 2005.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
OPERATING REVENUES
Communication service revenues	$40,811	$40,659	$80,446	$80,296
Communication products sold	1,986	2,701	4,246	5,118
Other	742	682	1,469	1,467

Total operating revenues	43,539	44,042	86,161	86,881

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	16,392	17,269	32,278	33,542
Cost of communication products sold	1,391	1,997	3,150	3,789
Depreciation and amortization	9,632	9,731	19,238	19,381
Marketing and customer services	3,541	3,745	7,320	7,460
General and administrative services	6,347	6,476	13,171	13,268
Intangible asset impairment	2,375	—	2,375	—

Total operating expenses	39,678	39,218	77,532	77,440

Operating income	3,861	4,824	8,629	9,441

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(135)	(54)	(217)	(113)
Interest expense, net of interest capitalized	(3,867)	(3,436)	(7,705)	(6,821)
Gain on investment	—	(10)	—	2,043
Other, net	1,049	748	2,517	1,696

Total other income (expense)	(2,953)	(2,752)	(5,405)	(3,195)

Income before income taxes and dividends on utility preferred stock	908	2,072	3,224	6,246

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	(6)	688	663	1,958
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	11	705	696	1,991

NET INCOME	$897	$1,367	$2,528	$4,255

Weighted average common shares outstanding (basic)	14,360	14,296	14,354	14,285
Weighted average common shares outstanding (diluted)	14,424	14,298	14,409	14,303

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Net income per common share	$0.06	$0.10	$0.18	$0.30

Dividends per common share	$0.13	$0.13	$0.25	$0.25

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,576	$10,325
Accounts receivable, net of reserves of $691 and $748	15,895	16,864
Accounts receivable–affiliated company	—	351
Inventories, lower of cost or market, at average cost	3,573	3,645
Prepaid expenses	8,187	8,194
Other	1,545	1,243

TOTAL CURRENT ASSETS	31,776	40,622

PROPERTY, PLANT AND EQUIPMENT
In service	372,983	364,638
Under construction	13,255	7,334

	386,238	371,972
Less accumulated depreciation	205,072	192,259

	181,166	179,713

OTHER ASSETS
Goodwill	145,331	145,448
Intangible assets, net of accumulated amortization	156,440	161,572
Other	9,747	8,317

	311,518	315,337

TOTAL ASSETS	$524,460	$535,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$11,314	$10,000
Accounts payable and accrued liabilities	18,362	18,962
Accrued taxes	130	2,890
Accrued interest and dividends	1,753	1,791
Advance billings, customer deposits and other	9,809	11,087

TOTAL CURRENT LIABILITIES	41,368	44,730

LONG-TERM DEBT	200,734	205,500

OTHER LIABILITIES
Equity in net losses of affiliates in excess of investments and advances	63	196
Deferred income taxes	76,245	79,063
Other	19,834	20,391

	96,142	99,650

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000 Outstanding shares: 14,374 at June 30, 2006 and 14,345 at December 31, 2005	2,559	2,554
Additional paid-in capital	161,549	160,924
Accumulated other comprehensive income (loss)	(4,749)	(5,598)
Retained earnings	44,028	45,083
Treasury stock at cost, 1,640 shares at June 30, 2006 and December 31, 2005	(18,617)	(18,617)

	184,770	184,346

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$524,460	$535,672

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES	$14,652	$17,376

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(15,068)	(15,424)
Collection of note receivable	1,375	750
Proceeds from sale of investment	—	2,900
Increase in investments and advances to affiliates	(350)	(115)

Net Cash Used In Investing Activities	(14,043)	(11,889)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,420)	(3,408)
Payments on long-term debt	(5,026)	(8,000)
Proceeds from issuance of common stock	88	239

Net Cash Used In Financing Activities	(8,358)	(11,169)

DECREASE IN CASH AND CASH EQUIVALENTS	(7,749)	(5,682)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	10,325	8,517

END OF PERIOD	$2,576	$2,835